Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Greystone Housing Impact Investors LP (the “Partnership,” “our,” “us” or “we”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our beneficial unit certificates representing assigned limited partnership interests (“BUCs”).

The following description of our BUCs does not purport to be complete and is qualified in its entirety by reference to applicable Delaware law, and to provisions of our Second Amended and Restated Agreement of Limited Partnership, dated as of December 5, 2022 (the “Partnership Agreement”), which is incorporated by reference as an exhibit to our Annual Report on Form 10-K.

DESCRIPTION OF THE BENEFICIAL UNIT CERTIFICATES

General

The Partnership’s BUCs are beneficial unit certificates that represent assignments by the initial limited partner of its entire limited partner interest in the Partnership. Although BUC holders will not be limited partners of the Partnership and have no right to be admitted as limited partners, they will be bound by the terms of the Second Amended and Restated Agreement of Limited Partnership of Greystone Housing Impact Investors LP dated as of December 5, 2022 (the “Partnership Agreement”) and will be entitled to the same economic benefits, including the same share of income, gains, losses, deductions, credits, and cash distributions, as if they were limited partners of the Partnership.

For a description of the rights and privileges of the holders of our BUCs and the Partnership’s limited partners, including, among other things, rights to distributions, voting rights, and rights to receive reports, see “The Partnership Agreement” below.

Transfers of BUCs

The BUCs are issued in registered form only and, except as noted below, are freely transferable. A purchaser of BUCs will be recognized as a BUC holder for all purposes on the books and records of the Partnership on the day on which America First Capital Associates Limited Partnership Two, which is the general partner of the Partnership (the “General Partner”), or other transfer agent appointed by the General Partner, receives satisfactory evidence of the transfer of the BUCs. All BUC holder rights, including voting rights, rights to receive distributions, and rights to receive reports, and all allocations in respect of BUC holders, including allocations of income and expenses, will vest in, and be allocable to, BUC holders as of the close of business on such day. American Stock Transfer & Trust Company, LLC, of New York, New York has been appointed by the General Partner to act as the registrar and transfer agent for the BUCs.

In addition, the Partnership Agreement grants the General Partner the authority to take such action as it deems necessary or appropriate, including action with respect to the manner in which BUCs are being or may be transferred or traded, in order to preserve the status of the Partnership as a partnership for federal income tax purposes or to ensure that limited partners (including BUC holders) will be treated as limited partners for federal income tax purposes.

THE PARTNERSHIP AGREEMENT

General

The rights and obligations of BUC holders, the holders of preferred units representing limited partnership interests in the Partnership (the “Preferred Unitholders”), and the General Partner are set forth in the Partnership

Agreement. The following is a summary of the material provisions of the Partnership Agreement. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the terms of the Partnership Agreement, which is incorporated by reference herein. With regard to provisions regarding the transfer of BUCs, please read “Description of the Beneficial Unit Certificates – Transfers of BUCs” above. With regard to certain U.S. federal income tax considerations with respect to the purchase, ownership, and disposition of the BUCs, please read “Material U.S. Federal Income Tax Considerations” below.

References in this document to “Preferred Units” refer collectively to the Partnership’s Series A Preferred Units, Series A-1 Preferred Units, and Series B Preferred Units. In addition, references in this document to “Units” refer collectively to the BUCs, the Preferred Units, and any additional series of preferred units that may be authorized after the date hereof, and references to “Unitholders” refer collectively to the holders of BUCs, the Preferred Units, and any such additional series of preferred units.

Organization and Duration

The Partnership was organized in 1998 and has a perpetual existence.

Purpose

The purpose of the Partnership under the Partnership Agreement is to engage directly in, or enter into or form, hold, and dispose of any corporation, partnership, joint venture, limited liability company, or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized under the Delaware Revised Uniform Limited Partnership Act as it may be amended or revised from time to time (the “Delaware LP Act”), and do anything necessary or appropriate to the foregoing. In this regard, the purpose of the Partnership includes, without limitation, the acquisition, holding, selling, and otherwise dealing with mortgage revenue bonds (“MRBs”), governmental issuer loans (“GILs”), and other instruments backed by multifamily residential properties, and other investments as determined by the General Partner.

Management

Management by General Partner

Under the terms of the Partnership Agreement, the General Partner has full, complete, and exclusive authority to manage and control the business affairs of the Partnership. Such authority specifically includes, but is not limited to, the power to (i) acquire, hold, refund, reissue, remarket, securitize, transfer, foreclose upon, sell or otherwise deal with the investments of the Partnership, (ii) issue additional BUCs and other Partnership securities, borrow money, and issue evidences of indebtedness, (iii) apply the proceeds from the sale or the issuance of additional BUCs or other Partnership securities to the acquisition of additional MRBs (and associated taxable mortgages), GILs, and other types of investments meeting the Partnership’s investment criteria, (iv) issue options, warrants, rights, and other equity instruments relating to BUCs under employee benefit plans and executive compensation plans maintained or sponsored by the Partnership and its affiliates, (v) issue Partnership securities in one or more classes or series with such designations, preferences, rights, powers, and duties, which may be senior to existing classes and series of Partnership securities, including BUCs, and (vi) engage in spin-offs and other similar transactions, and otherwise transfer or dispose of Partnership assets pursuant to such transactions. The Partnership Agreement provides that the General Partner and its affiliates may and shall have the right to provide goods and services to the Partnership subject to certain conditions. The Partnership Agreement also imposes certain limitations on the authority of the General Partner, including restrictions on the ability of the General Partner to dissolve the Partnership without the consent of a majority in interest of the limited partners.

Other than certain limited voting rights discussed under “– Voting Rights of Unitholders,” the BUC holders do not have any authority to transact business for, or participate in the management of, the Partnership. The only recourse available to BUC holders in the event that the General Partner takes actions with respect to the business of the Partnership with which BUC holders do not agree is to vote to remove the General Partner and admit a substitute general partner. See “– Withdrawal or Removal of the General Partner” below. Holders of the

Partnership’s Preferred Units have no voting rights, except for limited voting rights discussed below under “– Voting Rights of Unitholders.”

Change of Management Provisions

The Partnership Agreement contains provisions that are intended to discourage any person or group from attempting to remove the General Partner or otherwise changing the Partnership’s management, and thereby achieve a takeover of the Partnership, without first negotiating such acquisition with the Board of Managers of Greystone AF Manager LLC (“Greystone”), which is the general partner of the Partnership’s General Partner. In this regard, the Partnership Agreement provides that if any person or group (other than the General Partner and its affiliates) acquires beneficial ownership of 20% or more of any class of Partnership securities (including BUCs), that person or group loses voting rights with respect to all of his, her, or its securities and such securities will not be considered “outstanding” for voting or notice purposes, except as required by law. This loss of voting rights will not apply to any person or group that acquires the securities from the General Partner or its affiliates and any transferees of that person or group approved by the General Partner, or to any person or group who acquires the securities with the prior approval of the Board of Managers of Greystone.

In addition, the Partnership Agreement provides that, under circumstances where the General Partner withdraws without violating the Partnership Agreement or is removed by the BUC holders without cause, the departing General Partner will have the option to require the successor general partner to purchase the general partner interest of the departing General Partner and its general partner distribution rights for their fair market value. See “– Withdrawal or Removal of the General Partner” below.

Issuance of Partnership Securities

General

As of the date hereof, other than the interest of the General Partner in the Partnership, our only outstanding Partnership securities are the BUCs, the Series A Preferred Units, and the Series A-1 Preferred Units representing limited partnership interests in the Partnership. The Partnership Agreement provides that the General Partner may cause the Partnership to issue additional Units from time to time on such terms and conditions as it shall determine. In addition, subject to certain approval rights of the holders of our Preferred Units for issuances adversely affecting the Preferred Units, the Partnership Agreement authorizes the General Partner to issue additional limited partnership interests and other Partnership securities in one or more classes or series with such designations, preferences, rights, powers, and duties, which may be senior to existing classes and series of Partnership securities, including BUCs, as determined by the General Partner without the approval of Unitholders.

It is possible that we will fund acquisitions of our investments and other business operations through the issuance of additional BUCs, Preferred Units, or other equity securities. The holders of Units do not have a preemptive right to acquire additional BUCs, Preferred Units, or other Partnership securities. All limited partnership interests issued pursuant to and in accordance with the Partnership Agreement are considered fully paid and non-assessable limited partnership interests in the Partnership.

BUCs

For a description of the BUCs, see “Description of the Beneficial Unit Certificates” above.

Series A Preferred Units

Holders of the Series A Preferred Units are entitled to receive, when, as, and if declared by the General Partner out of funds legally available for the payment of distributions, non-cumulative cash distributions at the rate of 3.00% per annum of the $10.00 per unit purchase price of the Series A Preferred Units, payable quarterly. In the event of any liquidation, dissolution, or winding up of the Partnership, the holders of the Series A Preferred Units are entitled to a liquidation preference in connection with their investments in an amount equal to $10.00 per Series A Preferred Unit, plus an amount equal to all distributions declared and unpaid thereon to the date of final distribution.

With respect to anticipated quarterly distributions and rights upon liquidation, dissolution, or the winding-up of the Partnership’s affairs, the Series A Preferred Units rank senior to the BUCs, the Series B Preferred Units, and to any other class or series of Partnership interests or securities expressly designated as ranking junior to the Series A Preferred Units, on parity with the Series A-1 Preferred Units, and junior to any other class or series of Partnership interests or securities expressly designated as ranking senior to the Series A Preferred Units. The Series A Preferred Units have no stated maturity, are not subject to any sinking fund requirements, and will remain outstanding indefinitely unless repurchased or redeemed by the Partnership.

Upon the sixth anniversary of the closing of the sale of Series A Preferred Units to a holder thereof, and upon each anniversary thereafter, each holder of Series A Preferred Units will have the right to redeem, in whole or in part, the Series A Preferred Units held by such holder at a per unit redemption price equal to $10.00 per unit plus an amount equal to all declared and unpaid distributions. In addition, for a period of 60 days after any date on which the General Partner determines that the ratio of the aggregate market value of the issued and outstanding BUCs as of the close of business, New York time, on any date to the aggregate value of the issued and outstanding Series A Preferred Units and Series A-1 Preferred Units, as shown on the Partnership’s financial statements, on that same date has fallen below 1.0 and has remained below 1.0 for a period of 15 consecutive business days, each holder of Series A Preferred Units will have the right, but not the obligation, to cause the Partnership to redeem, in whole or in part, the Series A Preferred Units held by such holder at a per unit redemption price equal to $10.00 per unit plus an amount equal to all declared and unpaid distributions.

The Partnership does not intend in the future to issue any additional units of the currently existing series of preferred units designated as “Series A Preferred Units,” although the Partnership may, in the future, create and issue units of one or more new sub-series of Series A Preferred Units.

Holders of Series A Preferred Units have no voting rights except for limited voting rights relating to issuances of Partnership securities adversely affecting the Series A Preferred Units.

Series A-1 Preferred Units

Holders of the Series A-1 Preferred Units will be entitled to receive, when, as, and if declared by the General Partner out of funds legally available for the payment of distributions, non-cumulative cash distributions at the rate of 3.00% per annum of the $10.00 per unit purchase price of the Series A-1 Preferred Units, payable quarterly. In the event of any liquidation, dissolution, or winding up of the Partnership, the holders of the Series A-1 Preferred Units will be entitled to a liquidation preference in connection with their investments in an amount equal to $10.00 per Series A-1 Preferred Unit, plus an amount equal to all distributions declared and unpaid thereon to the date of final distribution.

With respect to anticipated quarterly distributions and rights upon liquidation, dissolution, or the winding-up of the Partnership’s affairs, the Series A-1 Preferred Units rank senior to the BUCs, the Series B Preferred Units, and to any other class or series of Partnership interests or securities expressly designated as ranking junior to the Series A-1 Preferred Units, on parity with the Series A Preferred Units, and junior to any other class or series of Partnership interests or securities expressly designated as ranking senior to the Series A-1 Preferred Units. The Series A-1 Preferred Units have no stated maturity, are not subject to any sinking fund requirements, and will remain outstanding indefinitely unless repurchased or redeemed by the Partnership.

Upon the sixth anniversary of the closing of a holder’s purchase of Series A-1 Preferred Units by a holder thereof, and upon each anniversary thereafter, each holder of Series A-1 Preferred Units will have the right to redeem, in whole or in part, the Series A-1 Preferred Units held by such holder at a per unit redemption price equal to $10.00 per unit plus an amount equal to all declared and unpaid distributions. In addition, for a period of 60 days after any date on which the General Partner determines that the ratio of the aggregate market value of the issued and outstanding BUCs as of the close of business, New York time, on any date to the aggregate value of the issued and outstanding Series A Preferred Units and Series A-1 Preferred Units, as shown on the Partnership’s financial statements, on that same date has fallen below 1.0 and has remained below 1.0 for a period of 15 consecutive business days, each holder of Series A-1 Preferred Units will have the right, but not the obligation, to cause the Partnership to redeem, in whole or in part, the Series A-1 Preferred Units held by such holder at a per unit redemption price equal to $10.00 per unit plus an amount equal to all declared and unpaid distributions.

No Series A-1 Preferred Units shall be issued by the Partnership if the sum of the original Series A Preferred Units purchase price for all issued and outstanding Series A Preferred Units, plus the original Series A-1 Preferred Units purchase price for all issued and outstanding Series A-1 Preferred Units, inclusive of the Series A-1 Preferred Units intended to be issued by the Partnership to the purchaser of Series A-1 Preferred Units, will exceed $150,000,000 on the date of issuance.

Holders of Series A-1 Preferred Units will have no voting rights except for limited voting rights relating to issuances of Partnership securities adversely affecting the Series A Preferred Units.

Series B Preferred Units

Holders of the Series B Preferred Units will be entitled to receive, when, as, and if declared by the General Partner out of funds legally available for the payment of distributions, non-cumulative cash distributions at the rate of 3.40% per annum of the $10.00 per unit purchase price of the Series B Preferred Units, payable quarterly. In the event of any liquidation, dissolution, or winding up of the Partnership, before any payment or distribution of the assets of the Partnership shall be made to or set apart for the holders of any other class or series of limited partnership interest ranking junior to the Series B Preferred Units, the holders of the Series B Preferred Units will be entitled to a liquidation preference in connection with their investments in an amount equal to $10.00 per Series B Preferred Unit, plus an amount equal to all distributions declared and unpaid thereon to the date of final distribution.

With respect to anticipated quarterly distributions and rights upon liquidation, dissolution, or the winding-up of the Partnership’s affairs, the Series B Preferred Units rank senior to the BUCs and to any other class or series of Partnership interests or securities that is not expressly made senior to or on parity with the Series B Preferred Units, and junior to our Series A Preferred Units, Series A-1 Preferred Units, and any other class or series of Partnership interests or securities expressly designated as ranking senior to the Series B Preferred Units. The Series B Preferred Units have no stated maturity, are not subject to any sinking fund requirements, and will remain outstanding indefinitely unless repurchased or redeemed by the Partnership.

Upon the eighth anniversary of the closing of a holder’s purchase of Series B Preferred Units, and upon each anniversary thereafter, each holder of Series B Preferred Units will have the right to redeem, in whole or in part, the Series B Preferred Units held by such holder at a per unit redemption price equal to $10.00 per unit plus an amount equal to all declared and unpaid distributions. In addition, for a period of 60 days after any date on which the General Partner determines that the ratio of the aggregate market value of the issued and outstanding BUCs as of the close of business, New York time, on any date to the aggregate value of the issued and outstanding Series A Preferred Units and Series A-1 Preferred Units, as shown on the Partnership’s financial statements, on that same date has fallen below 1.0 and has remained below 1.0 for a period of 15 consecutive business days, each holder of Series B Preferred Units will have the right, but not the obligation, to cause the Partnership to redeem, in whole or in part, the Series B Preferred Units held by such holder at a per unit redemption price equal to $10.00 per unit plus an amount equal to all declared and unpaid distributions.

Holders of Series B Preferred Units will have no voting rights except for limited voting rights relating to issuances of Partnership securities adversely affecting the Series B Preferred Units.

As of the date of this prospectus, there are no Series B Preferred Units issued and outstanding.

Cash Distributions

General

The Partnership Agreement provides that all Net Interest Income generated by the Partnership that is not contingent interest will be distributed 99% to the limited partners and BUC holders as a class and 1% to the General Partner. In addition, the Partnership Agreement provides that the General Partner is entitled to 25% of Net Interest Income representing contingent interest up to a maximum amount equal to 0.9% per annum of the principal amount of all mortgage bonds held by the Partnership, as the case may be.

Interest Income of the Partnership includes all cash receipts, except for (i) capital contributions, (ii) Residual Proceeds (defined below), or (iii) the proceeds of any loan or the refinancing of any loan. “Net Interest Income” of the Partnership means all Interest Income plus any amount released from the Partnership’s reserves for distribution, less expenses and debt service payments and any amount deposited in reserve or used or held for the acquisition of additional investments.

The Partnership Agreement provides that Net Residual Proceeds (whether representing a return of principal or contingent interest) will be distributed 100% to the limited partners and BUC holders as a class, except that 25% of Net Residual Proceeds representing contingent interest will be distributed to the General Partner until it receives a maximum amount per annum (when combined with all distributions to it of Net Interest Income representing contingent interest during the year) equal to 0.9% of the principal amount of the Partnership’s mortgage bonds. Under the terms of the Partnership Agreement, “Residual Proceeds” means all amounts received by the Partnership upon the sale of any asset or from the repayment of principal of any bond. “Net Residual Proceeds” means, with respect to any distribution period, all Residual Proceeds received by the Partnership during such distribution period, plus any amounts released from reserves for distribution, less all expenses that are directly attributable to the sale of an asset, amounts used to discharge indebtedness, and any amount deposited in reserve or used or held for the acquisition of investments. Notwithstanding its authority to invest Residual Proceeds in additional investments, the General Partner does not intend to use this authority to acquire additional investments indefinitely without distributing Net Residual Proceeds to the limited partners and BUC holders. Rather, it is designed to afford the General Partner the ability to increase the income-generating investments of the Partnership in order to potentially increase the Net Interest Income from, and value of, the Partnership.

With respect to the cash available for distribution to the limited partners, and subject to the preferential rights of the holders of any class or series of our Partnership securities ranking senior to such securities with respect to distribution rights, holders of Series A Preferred Units and Series A-1 Preferred Units are each entitled to receive, when, as, and if declared by the General Partner out of funds legally available for the payment of distributions, non-cumulative cash distributions at the rate of 3.00% per annum of the $10.00 per unit purchase price of the Series A Preferred Units or Series A-1 Preferred Units, as applicable, payable quarterly, and holders of the Series B Preferred Units are entitled to receive, when, as, and if declared by the General Partner out of funds legally available for the payment of distributions, non-cumulative cash distributions at the rate of 3.40% per annum of the $10.00 per unit purchase price of the Series B Preferred Units, payable quarterly. With respect to the payment of distributions, our Units have the following rankings: (i) Series A Preferred Units and Series A-1 Preferred Units, which are on parity to each other, but which are senior to; (ii) the Series B Preferred Units, which, along with the Series A Preferred Units and Series A-1 Preferred Units, are senior to; (iii) our BUCs.

Distributions Upon Liquidation

Upon the dissolution of the Partnership, the proceeds from the liquidation of its assets will be first applied to the payment of the obligations and liabilities of the Partnership and the establishment of any reserves therefor as the General Partner determines to be necessary, and then distributed to the partners (including both the General Partner and limited partners) and BUC holders in proportion to, and to the extent of, their respective capital account balances, and then in the same manner as Net Residual Proceeds. With respect to the liquidation proceeds available for distribution to the limited partners, the holders of each series of existing Preferred Units are each entitled to a liquidation preference in an amount equal to $10.00 per preferred unit, as applicable, plus an amount equal to all distributions declared and unpaid thereon to the date of final distribution. With respect to distributions upon liquidation, dissolution, or the winding-up of the Partnership’s affairs, our Units have the following rankings: (i) Series A Preferred Units and Series A-1 Preferred Units, which are on parity to each other, but which are senior to; (ii) the Series B Preferred Units, which, along with the Series A Preferred Units and Series A-1 Preferred Units, are senior to; (iii) our BUCs.

Timing of Cash Distributions

The Partnership currently makes quarterly cash distributions to BUC holders. However, the Partnership Agreement allows the General Partner to elect to make cash distributions on a more or less frequent basis provided that distributions are made at least semiannually. Regardless of the distribution period selected by the General Partner, cash distributions to BUC holders must be made within 60 days of the end of each such period.

Distributions declared on the Series A Preferred Units, Series A-1 Preferred Units, and Series B Preferred Units are payable quarterly in arrears.

Allocation of Income and Losses

Income and losses from operations will be allocated 99% to the limited partners and BUC holders as a class and 1% to the General Partner. Income arising from a sale or liquidation of the Partnership’s assets will be first allocated to the General Partner in an amount equal to the Net Residual Proceeds or liquidation proceeds distributed to the General Partner from such transaction, and the balance will be allocated to the limited partners and BUC holders as a class. Losses from a sale of a property or from a liquidation of the Partnership will be allocated among the partners in the same manner as the Net Residual Proceeds or liquidation proceeds from such transaction are distributed.

Determination of Allocations to Unitholders

Income and losses will be allocated on a monthly basis to the Unitholders of record as of the last day of a month. If a Unitholder is recognized as the record holder of Units on such date, such Unitholder will be allocated all income and losses for such month.

Cash distributions will be made to the BUC holders of record as of the last day of each distribution period. If the Partnership recognizes a transfer prior to the end of a distribution period, the transferee will be deemed to be the holder for the entire distribution period and will receive the entire cash distribution for such period. Accordingly, if the General Partner selects a quarterly or semiannual distribution period, the transferor of BUCs during such a distribution period may be recognized as the record holder of the BUCs at the end of one or more months during such period and be allocated income or losses for such months but not be recognized as the record holder of the BUCs at the end of the period and, therefore, not be entitled to a cash distribution for such period. Distributions to the holders of Series A Preferred Units, Series A-1 Preferred Units, and Series B Preferred Units are made quarterly in arrears on the 15th day of the first month of each calendar quarter.

The General Partner retains the right to change the method by which income and losses of the Partnership will be allocated between buyers and sellers of Units during a distribution period based on consultation with tax counsel and accountants. However, no change may be made in the method of allocation of income or losses without written notice to the Unitholders at least 10 days prior to the proposed effectiveness of such change unless otherwise required by law.

Payments to the General Partner

Fees

In addition to its share of Net Interest Income and Net Residual Proceeds and reimbursement for expenses, the General Partner is entitled to an administrative fee in an amount equal to 0.45% per annum of the principal amount of the MRBs, other investments, and taxable mortgage loans held by the Partnership. In general, the administrative fee is payable by the owners of the properties financed by the MRBs held by the Partnership, but is subordinate to the payment of all base interest to the Partnership on the bonds. The General Partner may seek to negotiate the payment of the administrative fee in connection with the acquisition of additional MRBs by the Partnership by the owner of the financed property or by another third party. However, the Partnership Agreement provides that the administrative fee will be paid directly by the Partnership with respect to any investments for which the administrative fee is not payable by a third party. In addition, the Partnership Agreement provides that the Partnership will pay the administrative fee to the General Partner with respect to any foreclosed mortgage bonds.

Reimbursement of Expenses

In addition to the cash distributions and fee payments to the General Partner described above, the Partnership will reimburse the General Partner or its affiliates on a monthly basis for the actual out-of-pocket costs of direct telephone and travel expenses incurred in connection with the business of the Partnership, direct out-of-pocket fees, expenses, and charges paid to third parties for rendering legal, auditing, accounting, bookkeeping, computer, printing, and public relations services, expenses of preparing and distributing reports to limited partners and BUC holders, an allocable portion of the salaries and fringe benefits of non-officer employees of the general partner of the General Partner, insurance premiums (including premiums for liability insurance that will cover the Partnership and the General Partner), the cost of compliance with all state and federal regulatory requirements and stock exchange listing fees and charges, and other payments to third parties for services rendered to the Partnership. The General Partner will also be reimbursed for any expenses it incurs acting as the partnership representative (or tax matters partner) for tax purposes for the Partnership. The Partnership will not reimburse the General Partner or its affiliates for the travel expenses of the president of the general partner of the General Partner or for any items of general overhead. The Partnership will not reimburse the General Partner or its general partner for any salaries or fringe benefits of any of the executive officers of the general partner of the General Partner. The annual report to Unitholders is required to itemize the amounts reimbursed to the General Partner and its affiliates.

Payments for Goods and Services

The Partnership Agreement provides that the General Partner and its affiliates may provide goods and services to the Partnership. The provision of any goods and services by the General Partner or its affiliates to the Partnership must be part of their ordinary and ongoing business in which it or they have previously engaged, independent of the activities of the Partnership, and such goods and services shall be reasonable for and necessary to the Partnership, shall actually be furnished to the Partnership, and shall be provided at the lower of the actual cost of such goods or services or the competitive price charged for such goods or services for comparable goods and services by independent parties in the same geographic location. All goods and services provided by the General Partner or any affiliates must be rendered pursuant to the terms of the Partnership Agreement or a written contract containing a clause allowing termination without penalty on 60 days’ notice to the General Partner by the vote of the majority in interest of the BUC holders. Any payment made to the General Partner or any affiliate for goods and services must be fully disclosed to all limited partners and BUC holders. The General Partner does not currently provide goods and services to the Partnership other than its services as General Partner. If the Partnership acquires ownership of any property through foreclosure of an MRB, the General Partner or an affiliate may provide property management services for such property and, in such case, the Partnership will pay such party its fees for such services. Under the Partnership Agreement, such property management fees may not exceed the lesser of (i) the fees charged by unaffiliated property managers in the same geographic area, or (ii) 5% of the gross revenues of the managed property.

Liability of Partners and Unitholders

Under the Delaware LP Act and the terms of the Partnership Agreement, the General Partner will be liable to third parties for all general obligations of the Partnership to the extent not paid by the Partnership. However, the Partnership Agreement provides that the General Partner has no liability to the Partnership for any act or omission reasonably believed to be within the scope of authority conferred by the Partnership Agreement and in the best interest of the Partnership. The Partnership Agreement also provides that, except as otherwise expressly set forth in the Partnership Agreement, the General Partner does not owe any fiduciary duties to the limited partners and BUC holders. Therefore, Unitholders may have a more limited right of action against the General Partner than they would have absent those limitations in the Partnership Agreement. The Partnership Agreement also provides for indemnification of the General Partner and its affiliates by the Partnership for certain liabilities that the General Partner and its affiliates may incur in connection with the business of the Partnership; provided that no indemnification will be available to the General Partner and/or its affiliates if there has been a final judgment entered by a court determining that the General Partner’s and/or affiliate’s conduct for which indemnification is requested constitutes fraud, bad faith, gross negligence, or willful misconduct. To the extent that the provisions of the Partnership Agreement include indemnification for liabilities arising under the Securities Act of 1933, as amended, such provisions are, in the opinion of the Securities and Exchange Commission (“SEC”), against public policy and, therefore, unenforceable.

No Unitholder will be personally liable for the debts, liabilities, contracts, or any other obligations of the Partnership unless, in addition to the exercise of his, her, or its rights and powers as a Unitholder, the Unitholder takes part in the control of the business of the Partnership. It should be noted, however, that the Delaware LP Act prohibits a limited partnership from making a distribution that causes the liabilities of the limited partnership to exceed the fair value of its assets. Any limited partner who receives a distribution knowing that the distribution was made in violation of this provision of the Delaware LP Act is liable to the limited partnership for the amount of the distribution. This provision of the Delaware LP Act likely applies to Unitholders. In any event, the Partnership Agreement provides that to the extent our initial limited partner is required to return any distributions or repay any amount by law or pursuant to the Partnership Agreement, each BUC holder who has received any portion of such distributions is required to repay his, her, or its proportionate share of such distribution to our initial limited partner immediately upon notice by the initial limited partner to such BUC holder. Furthermore, the Partnership Agreement allows the General Partner to withhold future distributions to BUC holders until the amount so withheld equals the amount required to be returned by the initial limited partner. Because BUCs are transferable, it is possible that distributions may be withheld from a BUC holder who did not receive the distribution required to be returned.

Voting Rights of Unitholders

The Partnership Agreement provides that the initial limited partner will vote its limited partnership interests as directed by the BUC holders. Accordingly, except as described below regarding a person or group owning 20% or more of any class of Partnership securities then outstanding, the BUC holders, by vote of a majority in interest of the outstanding BUCs, may:

(i)
amend the Partnership Agreement (provided that the concurrence of the General Partner is required for any amendment that modifies the compensation or distributions to which the General Partner is entitled or that affects the duties of the General Partner);

(ii)
approve or disapprove the sale or other disposition of all or substantially all of the Partnership’s assets in a single transaction (provided that, the General Partner may sell the last property owned by the Partnership without such consent);

(iii)
dissolve the Partnership;

(iv)
elect a successor general partner; and

(v)
terminate an agreement under which the General Partner provides goods and services to the Partnership.

In addition, subject to the provisions of the Partnership Agreement regarding removal of the General Partner (described below), the BUC holders holding at least 66 2/3% of the outstanding BUCs may remove the General Partner.

Each limited partner and BUC holder that has voting rights under the Partnership Agreement is entitled to cast one vote for each unit of limited partnership interest such person owns. However, if any person or group (other than the General Partner and its affiliates) acquires beneficial ownership of 20% or more of any class of Partnership securities (including BUCs), that person or group loses voting rights with respect to all of his, her, or its securities and such securities will not be considered “outstanding” for voting or notice purposes, except as required by law. This loss of voting rights will not apply to any person or group that acquires the Partnership securities from the General Partner or its affiliates and any transferees of that person or group approved by the General Partner, or to any person or group who acquires the securities with the prior approval of the board of managers of the general partner of the General Partner.

The holders of the existing Preferred Units have no voting rights under the Partnership Agreement, except with respect to any amendment to the Partnership Agreement that would have a material adverse effect on the existing terms of the applicable series of Preferred Units and with respect to the creation or issuance of any Partnership securities that are senior to any such existing Preferred Units. Other than as set forth above, the holders of the existing Preferred Units have no voting rights under the Partnership Agreement on any matter that may come before the BUC holders for a vote. The approval of any of the matters for which the Preferred Units have voting rights requires the affirmative vote or consent of the holders of a majority of the outstanding applicable series of Preferred Units. For any matter described in this paragraph for which the Preferred Unitholders are entitled to vote, such holders are entitled to one vote for each such Preferred Unit held.

The General Partner may at any time call a meeting of the limited partners and BUC holders, call for a vote without a meeting of the limited partners and BUC holders, or otherwise solicit the consent of the limited partners and BUC holders, and is required to call such a meeting or vote or solicit consents following receipt of a written request therefor signed by 10% or more in interest of the outstanding limited partnership interests. The Partnership does not intend to hold annual or other periodic meetings of any of the Partnership’s Unitholders.

Reports

Within 120 days after the end of the fiscal year, the General Partner will distribute a report to Unitholders that shall include (i) financial statements of the Partnership for such year that have been audited by the Partnership’s independent public accountant, (ii) a report of the activities of the Partnership during such year, and (iii) a statement (which need not be audited) showing distributions of Net Interest Income and Net Residual Proceeds. The annual report will also include a detailed statement of the amounts of fees and expense reimbursements paid to the General Partner and its affiliates by the Partnership during the fiscal year.

Within 60 days after the end of the first three quarters of each fiscal year, the General Partner will distribute a report that shall include (i) unaudited financial statements of the Partnership for such quarter, (ii) a report of the activities of the Partnership during such quarter, and (iii) a statement showing distributions of Net Interest Income and Net Residual Proceeds during such quarter. With respect to both the annual and quarterly reports described above, the filing of the Partnership’s annual and quarterly reports on Forms 10-K and 10-Q with the SEC are deemed to satisfy the foregoing report delivery obligations.

The Partnership will also provide Unitholders with a report on Form K-1 or other information required for federal and state income tax purposes within 75 days of the end of each year.

Withdrawal or Removal of the General Partner

The General Partner may not withdraw voluntarily from the Partnership or sell, transfer, or assign all or any portion of its interest in the Partnership unless a substitute general partner has been admitted in accordance with the terms of the Partnership Agreement. With the consent of a majority in interest of the BUC holders, the General Partner may at any time designate one or more persons as additional general partners, provided that the interests of the limited partners and BUC holders in the Partnership are not reduced thereby. The designation must meet the conditions set out in the Partnership Agreement and comply with the provisions of the Delaware LP Act with respect to admission of an additional general partner. In addition to the requirement that the admission of a person as successor or additional general partner have the consent of the majority in interest of the BUC holders, the Partnership Agreement requires, among other things, that (i) such person agree to and execute the Partnership Agreement, and (ii) counsel for the Partnership or the General Partner (or any of the General Partner’s affiliates) renders an opinion that such person’s admission would not result in the loss of limited liability of any limited partner or BUC holder or cause the Partnership or any of its affiliates to be taxed as a corporation or other entity under U.S. federal tax law.

With respect to the removal of the General Partner, the Partnership Agreement provides that the General Partner may not be removed unless that removal is approved by a vote of the holders of not less than 66 2/3% of the outstanding BUCs, including BUCs held by the General Partner and its affiliates, voting together as a single class, and the Partnership receives an opinion of counsel regarding limited liability and tax matters. Any removal of the General Partner also will be subject to the approval of a successor general partner by the vote of a majority in interest of the outstanding BUCs voting as a single class.

In addition, the Partnership Agreement provides that, under circumstances where the General Partner withdraws without violating the Partnership Agreement or is removed by the BUC holders without cause, the departing General Partner will have the option to require the successor general partner to purchase the general partner interest of the departing General Partner and its general partner distribution rights for their fair market value. This fair market value will be determined by agreement between the departing General Partner and the successor general partner. If no such agreement is reached, an independent investment banking firm or other independent expert selected by the departing General Partner and successor general partner will determine the fair market value.

If the departing General Partner and successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value. If the option described above is not exercised, the departing General Partner’s interest and general partner distribution rights will automatically convert into BUCs equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described above.

The Partnership Agreement also provides that if the General Partner is removed as the Partnership’s general partner under circumstances where cause does not exist and the BUCs held by the General Partner and its affiliates are not voted in favor of that removal, the General Partner will have the right to convert its general partner interest and its general partner distribution rights under the Partnership Agreement into BUCs or receive cash in exchange for those interests from the Partnership.

Effect of Removal, Bankruptcy, Dissolution, or Withdrawal of the General Partner

In the event of a removal, bankruptcy, dissolution, or withdrawal of the General Partner, it will cease to be the General Partner but will remain liable for obligations arising prior to the time it ceases to act in that role. The former General Partner’s interest in the Partnership will be converted into a limited partner interest having the same rights to share in the allocations of income and losses of the Partnership and distributions of Net Interest Income, Net Residual Proceeds and cash distributions upon liquidation of the Partnership as it did as General Partner. Any successor general partner shall have the option, but not the obligation, to acquire all or a portion of the interest of the removed General Partner at its then fair market value. The Partnership Agreement bases the fair market value of the General Partner’s interest on the present value of its future administrative fees and distributions of Net Interest Income plus any amount that would be paid to the removed General Partner upon an immediate liquidation of the Partnership. Any disputes over valuation in connection with an option exercised by the successor general partner would be settled by the successor general partner and removed General Partner through arbitration.

Amendments

Amendments to the Partnership Agreement may be proposed by the General Partner or by the limited partners holding 10% or more of the outstanding limited partnership interests. In order to adopt a proposed amendment, other than the amendments discussed below which may be approved solely by the General Partner, the General Partner must seek approval of the holders of the required number of BUCs to approve the amendment, whether by written consent or pursuant to a meeting of the BUC holders to consider and vote upon the proposed amendment.

In addition to amendments to the Partnership Agreement adopted by the BUC holders, the Partnership Agreement may be amended by the General Partner, without the consent of the Unitholders, in certain respects if such amendments are not materially adverse to the interest of the Unitholders, to reflect the following:

•
to change the name of the Partnership, the location of its principal place of business, its registered agent, or its registered office;

•
to add to the representations, duties, or obligations of the General Partner or surrender any right or power granted to the General Partner in the Partnership Agreement;

•
to change the fiscal year or taxable year of the Partnership and any other changes the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year;

•
to cure any ambiguity or correct or supplement any provision of the Partnership Agreement which may be inconsistent with the intent of the Partnership Agreement, if such amendment is not materially adverse to the interests of the limited partners and BUC holders in the sole judgment of the General Partner;

•
to amend any provision the General Partner determines to be necessary or appropriate to satisfy any judicial authority or any order, directive, or requirement contained in any federal or state statute, or to facilitate the trading of BUCs or comply with the rules of any national securities exchange on which the BUCs are traded;
•
to amend any provision the General Partner determines to be necessary or appropriate to ensure the Partnership will be treated as a partnership, and that each BUC holder and limited partner will be treated as a limited partner, for federal income tax purposes;

•
to reflect the withdrawal, removal, or admission of partners;

•
to provide for any amendment necessary, in the opinion of counsel to the Partnership, to prevent the Partnership, the General Partner, or their managers, directors, officers, trustees, or agents from being subject to the Investment Company Act of 1940, the Investment Advisers Act of 1940, or the “plan asset” regulations under ERISA;

•
to effectuate any amendment to the Partnership Agreement or the Partnership’s certificate of limited partnership that the General Partner determines to be necessary or appropriate in connection with the authorization of the issuance of any class or series of Partnership securities; and

•
any other amendments substantially similar to any of the foregoing.

However, notwithstanding the foregoing, any amendment to the Partnership Agreement that (i) would have a material adverse effect on the existing terms of the Series A Preferred Units, Series A-1 Preferred Units, or Series B Preferred Units, or (ii) creates Partnership securities senior to any of the Series A Preferred Units, Series A-1 Preferred Units, or Series B Preferred Units, must be approved by the affirmative vote or consent of the holders of at least a majority of the outstanding Series A Preferred Units, Series A-1 Preferred Units, or Series B Preferred Units, as applicable, voting as a separate class.

Dissolution and Liquidation

The Partnership will continue in existence until dissolved under the terms of the Partnership Agreement. The Partnership will dissolve upon:

(i)
the passage of 90 days following the bankruptcy, dissolution, withdrawal, or removal of a general partner who is at that time the sole general partner, unless all of the remaining partners entitled to vote (it being understood that for purposes of this provision the initial limited partner shall vote as directed by a majority in interest of the BUC holders) agree in writing to continue the business of the Partnership and a successor general partner is designated within such 90-day period;

(ii)
the election by a majority in interest of the BUC holders or by the General Partner (subject to the consent of a majority in interest of the BUC holders) to dissolve the Partnership; or

(iii)
any other event causing the dissolution of the Partnership under the laws of the State of Delaware.

Upon dissolution of the Partnership, its assets will be liquidated and after the payment of its obligations and the setting up of any reserves for contingencies that the General Partner considers necessary, any proceeds from the liquidation will be distributed as set forth under “– Distributions Upon Liquidation” above; provided, however, that if deemed necessary, appropriate or desirable by the General Partner, in furtherance of the liquidation and distribution of the Partnership’s assets, as a final liquidating distribution or from time to time, the General Partner may transfer to one or more liquidating trustees for the benefit of the Unitholders under a liquidating trust any assets of the Partnership not disposed of at the time of dissolution.

Designation of Partnership Representative

The General Partner has been designated as the Partnership’s tax matters partner and partnership representative for purposes of federal income tax audits pursuant to the Internal Revenue Code and the regulations thereunder. Each Unitholder agrees to execute any documents that may be necessary or appropriate to maintain such designation.

Tax Elections

Under the Partnership Agreement, the General Partner has the exclusive authority to make or revoke any tax elections on behalf of the Partnership.

Books and Records

The books and records of the Partnership shall be maintained at the office of the Partnership located at 14301 FNB Parkway, Suite 211, Omaha, Nebraska 68154, and shall be available there during ordinary business hours for examination and copying by any Unitholder or the Unitholder’s duly authorized representative. The records of the Partnership will include, among other records, a list of the names and addresses of all Unitholders, and Unitholders will have the right to secure, upon written request to the General Partner and payment of reasonable expenses in connection therewith, a list of the names and addresses of, and the number of Units held by, all Unitholders.

Accounting Matters

The fiscal year of the Partnership is the calendar year. The books and records of the Partnership shall be maintained on an accrual basis in accordance with generally accepted accounting principles.

Other Activities

The Partnership Agreement allows the General Partner and its affiliates to engage generally in other business ventures and provides that limited partners and BUC holders will have no rights with respect thereto by virtue of the Partnership Agreement. In addition, the Partnership Agreement provides that an affiliate of the General Partner may acquire and hold debt securities or other interests secured by a property that also secures an MRB held by the Partnership, provided that such MRB is not junior or subordinate to the interest held by such affiliate.

Derivative Actions

The Partnership Agreement provides that a BUC holder may bring a derivative action on behalf of the Partnership to recover a judgment to the same extent as a limited partner has such rights under the Delaware LP Act. The Delaware LP Act provides for the right to bring a derivative action, although it authorizes only a partner of a partnership to bring such an action. There is no specific judicial or statutory authority governing the question of whether an assignee of a partner (such as a BUC holder) has the right to bring a derivative action where a specific provision exists in the Partnership Agreement granting such rights. Furthermore, there is no express statutory authority for a limited partner’s class action in Delaware, and whether a class action may be brought by Unitholders to recover damages for breach of the General Partner’s duties in Delaware state courts is unclear.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section is a summary of the material U.S. federal income tax considerations with respect to the purchase, ownership, and disposition of BUCs held by persons who are individual citizens or residents of the United States. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “IRC”), existing and proposed Treasury regulations promulgated under the IRC (the “Treasury Regulations”), and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. The tax consequences to a BUC holder of an investment in our BUCs will depend in part on the BUC holder’s own tax circumstances. Unless the context otherwise requires, references in this section to “us” or “we” are references to Greystone Housing Impact Investors LP and our consolidated subsidiaries.

The following discussion does not comment on all U.S. federal income tax matters affecting us or our Unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain Unitholders. Moreover, the discussion focuses on BUC holders who are individual citizens or residents of the United States and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other BUC holders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and foreign persons eligible for the benefits of an applicable income tax treaty with the United States), individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding their BUCs as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, persons subject to special tax accounting rules as a result of any item of gross income with respect to our BUCs being taken into account in an applicable financial statement and persons deemed to sell their BUCs under the constructive sale provisions of the IRC. In addition, the discussion only comments, to a limited extent, on state, local, and foreign tax consequences, and does not address the Medicare 3.8% net investment income tax. Accordingly, we encourage each prospective holder of BUCs to consult his, her, or its own tax advisor in analyzing the state, local, and foreign tax consequences particular to such holder of the ownership or disposition of BUCs and potential changes in applicable laws.

The Partnership is unable to conclude or opine that interest on any MRB held by the Partnership is currently excludable from gross income of a bondholder for U.S. federal income tax purposes because the facts necessary to provide such a conclusion are unknown and not reasonably available to the Partnership or counsel, such facts cannot be obtained by the Partnership or counsel without unreasonable effort or expense, and because such facts rest peculiarly within the knowledge of other persons not affiliated with the Partnership. Specifically, such conclusion would require detailed information and calculations from the respective issuer, borrower, bond trustee, and guarantors of each MRB regarding eligibility under and compliance with the applicable provisions of the IRC and Treasury Regulations, including without limitation, information and computations relating to the investment of bond proceeds, use of bond proceeds, occupancy of bond-financed properties and rebate payments to the United States. Both the Partnership and its counsel have determined it is not possible to obtain this information and computations for all MRBs.

No ruling on the U.S. federal, state, or local tax considerations relevant to the purchase, ownership, and disposition of the BUCs, or the statements or conclusions in this description, has been or will be requested from the Internal Revenue Service (“IRS”) or from any other tax authority, and a taxing authority, including the IRS, may not agree with the statements and conclusions expressed herein. Based upon the IRC, the Treasury Regulations, published revenue rulings and court decisions, and the facts described below, we expect the Partnership will be classified as a partnership for U.S. federal income tax purposes. However, no assurance can be given that any such conclusion or an opinion of counsel to that effect would be accepted by the IRS or, if challenged by the IRS, sustained in court. Any contest of this sort with the IRS may materially and adversely impact the market for our BUCs, including the prices at which our BUCs trade. In addition, the costs of any contest with the IRS, principally legal, accounting, and related fees, will result in a reduction in cash available for distribution to our Unitholders and our General Partner and thus will be borne indirectly by our Unitholders and our General Partner. Furthermore, the

tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

In reaching the conclusion set forth in the preceding paragraph, we note that the Partnership has not elected to be, will not elect to be, and is not otherwise treated as a corporation for U.S. federal income tax purposes, and, for each taxable year, we believe that more than 90% of our gross income has been and will be income of the type that is “qualifying income” within the meaning of Section 7704(d) of the IRC.

We urge you to consult your own tax advisors about the specific tax consequences to you of purchasing, holding, and disposing of our BUCs, including the application and effect of U.S. federal, state, local and foreign income and other tax laws.

Taxation of the Partnership

Partnership Status

An entity that is treated as a partnership for U.S. federal income tax purposes generally will not be liable for entity-level U.S. federal income taxes. Instead, as described below, each partner of the partnership (and in our case, our BUC holders) will take into account its respective share of the items of income, gain, loss, and deduction of the partnership in computing its U.S. federal income tax liability as if the partner (and in our case, the BUC holder) had earned such income directly, regardless of whether cash distributions are made to him, her, or it by the partnership. Distributions by a partnership to a partner generally are not taxable to the partnership or the partner unless the amount of cash distributed to him, her, or it is in excess of the partner’s adjusted basis in his, her, or its partnership interest. Please read “– Allocation of Income, Gain, Loss and Deduction” and “– Treatment of Distributions on BUCs” below.

Section 7704 of the IRC generally provides that publicly traded partnerships will be treated as corporations for U.S. federal income tax purposes. However, if 90% or more of a partnership’s gross income for every taxable year it is publicly traded consists of “qualifying income,” the partnership may continue to be treated as a partnership for U.S. federal income tax purposes (the “Qualifying Income Exception”). Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, transportation, and marketing of certain natural resources, including crude oil, natural gas and products thereof, as well as other types of income such as interest (other than from a financial business) and dividends. We estimate that less than 2% of our current gross income is not qualifying income; however, this estimate could change from time to time.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of our operating subsidiaries for U.S. federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the IRC.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our Unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to liabilities, to a newly formed corporation on the first day of the year in which we fail to meet the Qualifying Income Exception in return for stock in that corporation, and then as distributing that stock to our Unitholders in liquidation. This deemed contribution and liquidation should not result in the recognition of taxable income by our Unitholders or us so long as our liabilities do not exceed the tax basis of our assets and other conditions are met. Thereafter, we would be treated as an association taxable as a corporation for federal income tax purposes.

The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our BUCs may be modified by administrative or legislative action or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing U.S. federal income tax laws that affect publicly traded partnerships, and which may affect a BUC holder’s investment.

At the state level, several states have been evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise, or other forms of taxation. Imposition of a similar tax on us in the jurisdictions in which we operate or in other jurisdictions to which we may expand could substantially reduce our cash available for distribution to our Unitholders.

If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for U.S. federal income tax, rather than being passed through to our Unitholders. Our taxation as a corporation would materially reduce the cash available for distribution to Unitholders and thus would likely substantially reduce the value of our BUCs. Any distribution made to a BUC holder at a time we are treated as a corporation would be (i) a taxable dividend to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the BUC holder’s tax basis in its BUCs, and thereafter (iii) taxable capital gain.

Tax Consequences of BUCs Ownership

BUC Holder Status

We will treat BUC holders as partners in the Partnership and distributions paid to BUC holders as being made to such holders in their capacity as partners for U.S. federal income tax purposes. Also, BUC holders whose BUCs are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their BUCs will be treated as partners of the Partnership for U.S. federal income tax purposes.

A beneficial owner of BUCs whose BUCs have been transferred to a short seller to complete a short sale would appear to lose such owner’s status as a partner with respect to those BUCs for federal income tax purposes. See below under “– Treatment of Securities Loans.”

Income, gains, deductions, or losses, would not appear to be reportable by a BUC holder who is not a partner for U.S. federal income tax purposes, and any cash distributions received by a BUC holder who is not a partner for U.S. federal income tax purposes would therefore appear to be fully taxable as ordinary income.

For a discussion related to the risks of losing partner status as a result of securities loans, please read “– Tax Consequences of BUCs Ownership – Treatment of Securities Loans.” BUC holders who are not treated as partners of the Partnership as described above or who may be at risk of such treatment are urged to consult their own tax advisors with respect to the tax consequences applicable to them under their particular circumstances.

The remainder of this discussion assumes that BUC holders are treated as partners in the Partnership and that distributions to BUC holders will be made to such holders in their capacity as partners.

Flow-Through of Taxable Income

Subject to the discussion below under “– Entity-Level Collections of BUC Holder Taxes” with respect to payments we may be required to make on behalf of our BUC holders, we do not pay any U.S. federal income tax. Rather, each holder will be required to report on his, her, or its U.S. federal income tax return each year the income, gains, losses and deductions allocated to such holder for our taxable year or years ending with or within its taxable year. Consequently, we may allocate income to a BUC holder even if that BUC holder has not received a cash distribution (with which it otherwise may use to pay the associated tax)

We will treat distributions that are declared to BUC holders as distributions by the Partnership to the BUC holders in connection with their interests in the Partnership.

Basis of Units

A BUC holder’s tax basis in its BUCs initially will be the amount paid for those BUCs. A BUC holder’s basis will be increased by the holder’s initial allocable share of our liabilities. A BUC holder’s basis will be (i) increased by the BUC holder’s share of our income and any increases in such holder’s share of our liabilities, and (ii) decreased, but not below zero, by the amount of all distributions to the BUC holder, the BUC holder’s share of our losses, any decreases in the BUC holder’s share of our liabilities, and certain other items.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests. If you own BUCs and Preferred Units, please consult your tax advisor with respect to determining the consequences on your basis in your units.

Treatment of Distributions on BUCs

Distributions by us to a BUC holder generally will not be taxable to the BUC holder for U.S. federal income tax purposes, except to the extent the amount of any such cash distribution exceeds the holder’s tax basis in his, her, or its BUCs immediately before the distribution. Our cash distributions in excess of a BUC holder’s tax basis generally will be considered to be gain from the sale or exchange of the units, taxable in accordance with the rules described under “– Disposition of BUCs.” Any reduction in a BUC holder’s share of our liabilities for which no partner, including the General Partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution by us of cash to that BUC holder. To the extent our distributions cause a BUC holder’s “at-risk” amount to be less than zero at the end of any taxable year, the holder must recapture any losses deducted in previous years. See below “– Limitations on Deductibility of Losses.”

A non-pro rata distribution of money or property may result in ordinary income to a BUC holder, regardless of the holder’s tax basis in his, her, or its BUCs, if the distribution reduces the holder’s share of our “unrealized receivables,” including depreciation recapture and/or substantially appreciated “inventory items,” each as defined in the IRC, and collectively, “Section 751 Assets.” Please see “– Disposition of BUCs – Recognition of Gain or Loss” for more discussion of Section 751 Assets.

Limitations on Deductibility of Losses

A BUC holder may not be entitled to deduct the full amount of loss we allocate to him, her, or it because its share of our losses will be limited to the lesser of (i) the BUC holder’s adjusted tax basis in its BUCs, and (ii) in the case of a BUC holder that is an individual, estate, trust or certain types of closely-held corporations, the amount for which the holder is considered to be “at risk” with respect to our activities. A BUC holder will be at risk to the extent of its adjusted tax basis in its BUCs, reduced by (1) any portion of that basis attributable to the BUC holder’s share of our nonrecourse liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement, or similar arrangement, and (3) any amount of money the BUC holder borrows to acquire or hold its BUCs, if the lender of those borrowed funds owns an interest in us, is related to another BUC holder, or can look only to the BUCs for repayment.

A BUC holder subject to the at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a BUC holder’s share of nonrecourse liabilities) cause the BUC holder’s at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a BUC holder or recaptured as a result of the basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the BUC holder’s adjusted tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of BUCs, any gain recognized by a BUC holder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain can no longer be used and will not be available to offset a BUC holder’s salary or active business income.

In addition to the basis and at risk limitations, a passive activity loss limitation limits the deductibility of losses incurred by individuals, estates, trusts, some closely held corporations and personal service corporations from “passive activities” (such as, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will be available to offset only passive income generated by us. Passive losses that exceed a BUC holder’s share of the passive income we generate may be deducted in full when a BUC holder disposes of all of its BUCs in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk and basis limitations.

For taxpayers other than corporations in taxable years beginning after December 31, 2020 (as revised by the Coronavirus Aid, Relief, and Economic Security Act, or CARES Act, of 2020), and before January 1, 2026, an “excess business loss” limitation further limits the deductibility of losses by such taxpayers. An excess business loss is the excess (if any) of a taxpayer’s aggregate deductions for the taxable year that are attributable to the trades or businesses of such taxpayer (determined without regard to the excess business loss limitation) over the aggregate gross income or gain of such taxpayer for the taxable year that is attributable to such trades or businesses plus a threshold amount. The threshold amount is equal to $250,000 or $500,000 for taxpayers filing a joint return. Disallowed excess business losses are treated as a net operating loss carryover to the following tax year. Any losses we generate that are allocated to a BUC holder and not otherwise limited by the basis, at risk, or passive loss limitations will be included in the determination of such BUC holder’s aggregate trade or business deductions. Consequently, any losses we generate that are not otherwise limited will only be available to offset a BUC holder’s other trade or business income plus an amount of non-trade or business income equal to the applicable threshold amount. Thus, except to the extent of the threshold amount, our losses that are not otherwise limited may not offset a

BUC holder’s non-trade or business income (such as salaries, fees, interest, dividends and capital gains). This excess business loss limitation will be applied after the passive activity loss limitation.

Limitations on Interest Deductions

Commencing with taxable years beginning after December 31, 2017, the Tax Cuts and Jobs Act of 2017 restricts the amount of interest expense that may be deducted. Generally, “business interest” expenses are now deductible only to the extent of business interest income plus 30% of “adjusted taxable income.” Any disallowed amount may be carried forward indefinitely.

“Business interest” is interest paid or accrued with respect to indebtedness allocable to a trade or business. It does not include investment interest expense. The 30% limit applies to “adjusted taxable income.” For the first four years of this new limitation, a person’s “adjusted taxable income” means taxable income from trade or business activities, computed before any deductions for interest, depreciation, amortization, net operating losses and the new pass-through deduction. However, in the case of taxable years beginning on or after January 1, 2022, depreciation and amortization deductions are not added back to income. As a result, there now is a lower limit on the amount of interest that may be deducted. The Partnership does not expect to have a trade or business that would cause interest allocated to BUC holders to be treated as business interest.

The deductibility of a non-corporate taxpayer’s “investment interest expense” generally is limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes interest on indebtedness properly allocable to property held for investment, our interest expense attributed to portfolio income, and the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a BUC holder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a BUC. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

BUC holders are urged to consult their own tax advisors with respect to the interest expense limitation rules.

Entity-Level Collections of BUC Holder Taxes

If we are required or elect under applicable law to pay any U.S. federal, state, local or non-U.S. tax on behalf of any current or former BUC holder, we are authorized to treat the payment as a distribution of cash to the relevant BUC holder. Where the tax is payable on behalf of all BUC holders or we cannot determine the specific BUC holder on whose behalf the tax is payable, we are authorized to treat the payment as a distribution to all current BUC holders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of BUCs and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a BUC holder, in which event the BUC holder may be entitled to claim a refund of the overpayment amount. BUC holders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

Limitation on Miscellaneous Itemized Deductions

For any taxable year beginning before January 1, 2026, a non-corporate taxpayer is prohibited from taking itemized deductions for miscellaneous expenses, or “miscellaneous itemized deductions.” For taxable years beginning on or after January 1, 2026, these expenses (i) will be deductible by a non-corporate BUC holder for regular U.S. federal income tax purposes only to the extent that the holder’s share of such expenses, when combined with other “miscellaneous itemized deductions,” exceeds 2% of its adjusted gross income for the particular year, (ii) will not be deductible by a non-corporate BUC holder for U.S. federal alternative minimum tax purposes and (iii) will be subject to certain other limitations on deductibility. These limitations would apply to non-corporate BUC holders if the proposed activities of the Partnership do not constitute a trade or business. There is a risk that the IRS may contend, in any taxable year, that each non-corporate BUC holder’s share of each of the Partnership’s otherwise deductible expenses constitutes a miscellaneous expense, potentially subject to disallowance through taxable years ending before January 1, 2026 and the two percent (2%) floor thereafter. We believe that the proposed activities of the Partnership will constitute a trade or business, but there can be no assurance that the IRS will not assert a contrary position on audit.

Allocation of Income, Gain, Loss and Deduction

In preparing the Partnership’s tax returns, and in determining the BUC holders’ allocable share of the Partnership’s items of income, gain, loss and deduction, the Partnership will utilize various accounting and reporting conventions, some of which are discussed herein. There is no assurance that the use of such conventions will produce a result that conforms to the requirements of the IRC, Treasury Regulations, or IRS administrative pronouncements, and there is no assurance that the IRS will not successfully challenge the Partnership’s use of such conventions.

The Partnership generally allocates each item of its income, gain, loss or deduction among the General Partner and Unitholders in accordance with their respective percentage interests in the Partnership. However, the Partnership will make certain special allocations in connection with the issuance of new BUCs in accordance with the principles of Section 704(c) of the IRC. Upon the issuance of additional BUCs, the Partnership expects that it will restate the “book” capital accounts of the existing BUC holders under applicable Treasury Regulations in order to reflect the fair market value of the Partnership’s assets at the time additional BUCs are issued. This restatement of the existing BUC holders’ book capital accounts measures any gain or loss inherent in Partnership assets at the time new BUC holders are admitted to the Partnership. Section 704(c) requires the Partnership to specially allocate certain items of gain or loss among the BUC holders in order to eliminate differences between their book capital accounts (which now reflect the fair market value of Partnership property on the date the new BUCs are issued) and their tax capital accounts (which reflect the Partnership’s tax basis in these assets). The effect of the allocations under Section 704(c) to a BUC holder purchasing BUCs will be essentially the same as if the tax basis of our assets were equal to the fair market value of our assets at the time of the offering.

Treatment of Securities Loans

A BUC holder whose BUCs are loaned (for example, a loan to “short seller” to cover a short sale of BUCs) may be treated as having disposed of those BUCs. If so, such BUC holder would no longer be treated for tax purposes as a partner with respect to those BUCs during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period (i) any of our income, gain, loss or deduction allocated to those BUCs would not be reportable by the lending BUC holder, and (ii) any cash distributions received by the BUC holder as to those BUCs may be treated as ordinary taxable income.

Due to a lack of controlling authority, BUC holders desiring to assure their status as partners and avoid the risk of income recognition from a loan of their BUCs are urged to consult their tax advisors regarding possible alternatives. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “– Disposition of BUCs – Recognition of Gain or Loss.”

Tax Treatment of Operations

Accounting Method and Taxable Year

We use the year ending December 31 as our taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each BUC holder will be required to include in the holder’s tax return his, her, or its allocable share of items of income, gain, loss and deduction of the Partnership for the Partnership’s taxable year ending within or with the holder’s taxable year. A BUC holder that has a taxable year ending on a date other than December 31 and that disposes of all its BUCs following the close of our taxable year but before the close of its taxable year will be required to include in income for its taxable year its allocable share of items of income, gain, loss and deduction, with the result that the holder will be required to include in income for its taxable year its share of more than 12 months of our income, gain, loss, and deduction.

Tax Basis, Depreciation, and Amortization

The tax basis of each of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation deductions previously taken, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a BUC holder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read “– Tax Consequences of BUCs Ownership – Allocation of Income, Gain, Loss and Deduction.”

The costs we incur in offering and selling our BUCs (called “syndication expenses”) generally must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of certain costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses. Please read “Disposition of BUCs – Recognition of Gain or Loss.”

We are allowed a first-year bonus depreciation deduction equal to 100% of the adjusted basis of certain depreciable property acquired and placed in service after September 27, 2017 and before January 1, 2023. For property placed in service during subsequent years, the deduction is phased down by 20% per year until December 31, 2026. This depreciation deduction applies to both new and used property. However, use of the deduction with respect to used property is subject to certain anti-abuse restrictions, including the requirement that the property be acquired from an unrelated party. We can elect to forgo the depreciation bonus and use the alternative depreciation system for any class of property for a taxable year.

Disposition of BUCs

Recognition of Gain or Loss

A BUC holder will be required to recognize gain or loss on a sale of such BUCs equal to the difference between the BUC holder’s amount realized and tax basis in the BUCs sold. A BUC holder’s amount realized generally will equal the sum of the cash and the fair market value of other property it receives for the BUC. Gain or loss recognized by a BUC holder on the sale or exchange of a BUC held for more than one year generally will be taxable as long-term capital gain or loss. However, a portion of this gain or loss, which may be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the IRC to the extent attributable to Section 751 Assets, such as depreciation recapture and our “inventory items,” regardless of whether such inventory item has substantially appreciated in value. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale or exchange of a BUC and may be recognized even if there is a net taxable loss realized on the sale or exchange of a BUC. Thus, a BUC holder may recognize both ordinary income and a capital gain or loss upon a sale or exchange of a BUC. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

Furthermore, as described above, the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests (presumably including both BUCs and Preferred Units).

Special rules apply to determining the basis and holding period of a BUC holder’s BUCs where less than all of a BUC holder’s interest is sold. A BUC holder considering the purchase of additional BUCs or a sale of BUCs purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Allocations Between Transferors and Transferees

BUC holders owning BUCs on the record date of any declared distribution (the “Allocation Date”) will be entitled to receive the distribution payable with respect to their BUCs. Purchasers of BUCs after the Allocation Date will therefore not be entitled to a cash distribution on their BUCs until the next Allocation Date.

Notification Requirements

A BUC holder who sells or purchases any of his, her, or its BUCs generally is required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction in the case of a seller). Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of BUCs may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale through a broker who will satisfy such requirements.

Uniformity of BUCs

Because we cannot match transferors and transferees of BUCs, we must maintain uniformity of the economic and tax characteristics of the BUCs to a purchaser of these BUCs. In the absence of uniformity, we may be unable to completely comply with a number of U.S. federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from the application of certain depreciation and amortization methods. Any non-uniformity could have a negative impact on the value of the BUCs. The IRS may challenge our specific methods of depreciation and amortization. If any such challenge were sustained, the uniformity of BUCs might be affected, and the gain from the sale of BUCs might be increased without the benefit of additional deductions. Please read “ – Disposition of BUCs – Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of BUCs by employee benefit plans and other tax-exempt organizations as well as by non-resident alien individuals, non-U.S. corporations and other non-U.S. persons (collectively, “Non-U.S. Holders”) raises issues unique to those investors and may have substantially adverse tax consequences to them. Prospective BUC holders that are tax-exempt entities or Non-U.S. Holders should consult their tax advisors before investing in our BUCs. Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to U.S. federal income tax on unrelated business taxable income. A portion of our income allocated to the BUC holders may be unrelated business taxable income (“UBTI”) and, accordingly, will be taxable to a tax-exempt BUC holder.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each BUC holder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each BUC holder’s share of income, gain, loss and deduction. We cannot assure our BUC holders that those positions will yield a result that conforms to all of the requirements of the IRC, Treasury Regulations or administrative interpretations of the IRS.

The IRS may audit our U.S. federal income tax information returns. We cannot assure prospective BUC holders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of our BUCs. Adjustments resulting from an IRS audit may require each BUC holder to adjust a prior year’s tax liability, and possibly may result in an audit of the BUC holder’s own return. Any audit of a BUC holder’s return could result in adjustments unrelated to our returns.

Pursuant to the Bipartisan Budget Act of 2015, for taxable years beginning after December 31, 2017, if the IRS makes audit adjustments to our income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us, unless we elect to have our General Partner, Unitholders and former Unitholders take any audit adjustment into account in accordance with their interests in us during the taxable year under audit. Similarly, for such taxable years, if the IRS makes audit adjustments to income tax returns filed by an entity in which we are a member or partner, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from such entity.

Our Partnership Representative (defined below) may, but is not required to, elect to have our General Partner, Unitholders and former Unitholders take an audit adjustment into account in accordance with their interests in us during the taxable year under audit. If this election is not made, or if other adjustments are made with respect to an entity in which we are a partner or member and that does not similarly elect our then current BUC holders may bear some or all of the tax liability resulting from such audit adjustment, even if such BUC holders did not own our BUCs during the taxable year under audit. If, as a result of any such audit adjustment, we are required to make payments of taxes, penalties or interest, our cash available for distribution to our BUC holders might be substantially reduced. These rules still are fairly new, and the manner in which they may apply to us in the future is uncertain.

For taxable years beginning after December 31, 2017, we have designated our General Partner as the partnership representative (“Partnership Representative”). The Partnership Representative will have the sole authority to act on our behalf for purposes of, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS. If we did not make such a designation, the IRS could select any person as the Partnership Representative. Further, any actions taken by us or by the Partnership Representative on our behalf with respect to, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS, will be binding on us and all of our Unitholders.

Accuracy-Related Penalties

Certain penalties may be imposed as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. We do not anticipate that any accuracy-related penalties will be assessed against us.

State, Local, Foreign and Other Tax Considerations

In addition to U.S. federal income taxes, BUC holders may be subject to other taxes, including state and local income taxes, unincorporated business taxes and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property now or in the future or in which the BUC holder is a resident. We conduct business or own property in many states in the United States. Some of these states may impose an income tax on individuals, corporations and other entities. As we make acquisitions or expand our business, we may own property or conduct business in additional states that impose a personal income tax. Although an analysis of those various taxes is not presented here, each BUC holder should consider the potential impact of such taxes on its investment in us.

A BUC holder may be required to file income tax returns and pay income taxes in some or all of the jurisdictions in which we do business or own property, though such BUC holder may not be required to file a return and pay taxes in certain jurisdictions because its income from such jurisdictions falls below the jurisdiction’s filing and payment requirement. Further, a BUC holder may be subject to penalties for a failure to comply with any filing or payment requirement applicable to such BUC holder. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a BUC holder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular BUC holder’s income tax liability to the jurisdiction, generally does not relieve a nonresident BUC holder from the obligation to file an income tax return.

Under Sections 1471 through 1474 of the IRC, applicable Treasury regulations and additional guidance (“FATCA”), the Partnership generally will be required to withhold a 30% tax from any “withholdable payments” it makes, or is treated as making, to any Non-U.S. Holder that is an entity unless such Non-U.S. Holder provides certain certifications and other information to the Partnership sufficient to establish that it qualifies for an exemption from, or an appropriate reduction of, the FATCA tax (including information generally relating to its U.S. owners, if any). For purposes of FATCA, “withholdable payments” are defined, in relevant part, as payments of U.S.-source fixed, determinable annual or periodical income.

Moreover, the Treasury Department and the IRS have issued proposed regulations that (i) provide that the FATCA tax will not be imposed on gross proceeds from the disposition of property that can produce U.S. source dividends or interest, as otherwise would have been the case after December 31, 2018, (ii) delay the time for the application of the FATCA tax to foreign passthru payments (which are attributable to withholdable payments) to a date no earlier than two years after the date of publication of final Treasury regulations applicable to foreign passthru payments, and (iii) state that taxpayers may rely on these provisions of the proposed regulations until final regulations are issued.

IT IS THE RESPONSIBILITY OF EACH BUC HOLDER TO INVESTIGATE THE LEGAL AND TAX CONSEQUENCES, UNDER THE LAWS OF PERTINENT JURISDICTIONS, OF THEIR INVESTMENT IN US. WE STRONGLY RECOMMEND THAT EACH BUC HOLDER CONSULT, AND DEPEND UPON, ITS OWN TAX COUNSEL OR OTHER ADVISOR WITH REGARD TO THOSE MATTERS. FURTHER, IT IS THE RESPONSIBILITY OF EACH BUC HOLDER TO FILE ALL STATE, LOCAL AND NON-U.S., AS WELL AS U.S. FEDERAL TAX RETURNS THAT MAY BE REQUIRED OF IT.